Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces First Quarter 2023 Results

First Quarter 2023 Summary

●	Q1 2023 pre-tax loss of $26 million, net loss of $22 million, or $0.45 loss per share
●	Deferred recognizing $63 million of revenue related to cash payments received during Q1 2023 under SkyWest’s flying contracts
●	Repurchased 5.1 million shares of common stock for $100 million during Q1 2023
●	Acquired 24 CRJ700s and eight CRJ200s under an early lease buyout for $125 million
●	Secured an amendment with one of SkyWest’s major airline partners during the quarter to provide increased contractual rates in consideration of SkyWest’s current pilot pay scales; all four SkyWest partners are now committed to helping offset higher crew costs

ST. GEORGE, UTAH, April 27, 2023 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q1 2023, including net loss of $22 million, or $0.45 loss per share, compared to net income of $18 million, or $0.35 earnings per diluted share, for Q1 2022.

Commenting on the results, Chip Childs, Chief Executive Officer of SkyWest, said, “We are making solid headway in our production and performance objectives. We continue to experience exceptionally high demand for our products and appreciate the ongoing engagement from each of our partners. I also want to thank our people for their great work in delivering both an outstanding product and exceptional reliability through the challenging first quarter.”

During Q1 2023, SkyWest repurchased 5.1 million shares of common stock for $100 million, which represented 10% of SkyWest’s outstanding shares as of December 31, 2022. The shares were repurchased under SkyWest’s previously announced share repurchase program.

Additionally during Q1 2023, SkyWest acquired 24 CRJ700 aircraft and eight CRJ200 aircraft under an early lease buyout for $125 million. Pursuant to this transaction, SkyWest avoids making future lease and lease return cash payments of approximately $90 million, and SkyWest now owns these aircraft and engines.

Financial Results

Revenue was $692 million in Q1 2023, down $43 million, or 6%, from $735 million in Q1 2022. SkyWest deferred recognizing $63 million of revenue during Q1 2023 compared to recognizing previously deferred revenue of $11 million during Q1 2022. The increase in deferred revenue during Q1 2023 was driven by the terms relating to fixed monthly cash payments under SkyWest’s previously announced amended flying contracts. See the “Other Supplemental Cash Flow Information” section of this release for more information. The reduction in revenue attributed to deferred revenue was partially offset by production-driven rate increases under SkyWest’s flying contracts in Q1 2023 compared to Q1 2022.

Operating expenses were $697 million in Q1 2023, up $14 million, or 2%, from $683 million in Q1 2022, driven by increases in employee compensation, including higher pilot pay scales, partially offset by decreases in other operating costs as a result of lower Q1 2023 production compared to Q1 2022.

Capital and Liquidity

SkyWest had $936 million in cash and marketable securities at March 31, 2023, compared to $1.0 billion at December 31, 2022.

Total debt at March 31, 2023 was $3.3 billion, down from $3.4 billion at December 31, 2022. Capital expenditures during Q1 2023 were $103 million, including $86 million capitalized for the 32 CRJ aircraft acquired under the early lease buyout and other fixed assets.

Status Update on Previously Announced Agreements

SkyWest anticipates adding two E175 aircraft in Q4 2023 and one E175 aircraft in 2024 under a flying contract with Delta Air Lines. SkyWest also anticipates adding one E175 aircraft in 2025 under a flying contract with Alaska Airlines. Timing of future deliveries is subject to change.

By the end of 2025, SkyWest is scheduled to operate a total of 240 E175 aircraft.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of approximately 500 aircraft connecting passengers to over 230 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines carrying more than 40 million passengers in 2022.

SkyWest will host its conference call to discuss its first quarter 2023 results today, April 27, 2023, at 2:30 p.m. Mountain Time. The conference call number is 1-888-330-2446 for domestic callers, and 1-240-789-2732 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://events.q4inc.com/attendee/888777210. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the first quarter 2023 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” "expects," "intends," "believes," "anticipates," “estimates,” "should," "likely" and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the impact of the COVID-19 pandemic, economic conditions and the captain shortage on SkyWest’s business, financial condition and results of operations, the scheduled aircraft deliveries for SkyWest in upcoming periods and the related execution of SkyWest’s fleet transition strategy and expected timing thereof, expected production levels in future periods and associated staffing challenges, pilot attrition trends, SkyWest’s coordination with major airline partners to optimize the delivery of aircraft under previously announced agreements, the expected terms, timing and benefits related to SkyWest’s leasing and joint venture transactions, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, uncertainty regarding the COVID-19 pandemic and other potential future outbreaks of infectious diseases or other health concerns, and the consequences of such outbreaks to the travel industry and our major partners in general and the financial condition and operating results of SkyWest in particular, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest and its major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, including captains, and related staffing challenges, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to the COVID-19 pandemic, inflationary pressures, and related decreases in customer demand and spending; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; estimated useful life of long-lived assets, residual aircraft values and related impairment charges; labor relations and costs and labor shortages; the impact of global instability; rapidly fluctuating fuel costs and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; uncertainty regarding ongoing hostility between Russia and the Ukraine and the related impacts on macroeconomic conditions and on the international operations of any of our major airline partners as a result of such conflict; the existing global COVID-19 pandemic and the outbreak of any other disease or similar public health threat that affects travel demand or travel behavior; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Loss)

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three months ended
	March 31,
	2023	2022
OPERATING REVENUES:
Flying agreements	$663,838	$708,063
Lease, airport services and other	27,993	27,089
Total operating revenues	691,831	735,152

OPERATING EXPENSES:
Salaries, wages and benefits	335,201	300,058
Aircraft maintenance, materials and repairs	142,226	148,413
Depreciation and amortization	94,149	102,745
Aircraft fuel	20,964	25,090
Aircraft rentals	19,528	15,996
Airport-related expenses	18,295	19,205
Other operating expenses	66,172	71,597
Total operating expenses	696,535	683,104
OPERATING INCOME (LOSS)	(4,704)	52,048

OTHER INCOME (EXPENSE):
Interest income	10,033	425
Interest expense	(33,620)	(28,592)
Other income, net	2,174	880
Total other expense, net	(21,413)	(27,287)

INCOME (LOSS) BEFORE INCOME TAXES	(26,117)	24,761
PROVISION (BENEFIT) FOR INCOME TAXES	(4,046)	7,027
NET INCOME (LOSS)	$(22,071)	$17,734

BASIC EARNINGS (LOSS) PER SHARE	$(0.45)	$0.35
DILUTED EARNINGS (LOSS) PER SHARE	$(0.45)	$0.35

Weighted average common shares:
Basic	49,391	50,480
Diluted	49,391	50,708

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	March 31,	December 31,
	2023	2022
Cash and marketable securities	$935,859	$1,047,215
Other current assets	316,109	324,066
Total current assets	1,251,968	1,371,281

Property and equipment, net	5,537,527	5,524,549
Deposits on aircraft	23,931	23,931
Other long-term assets	420,335	494,792
Total assets	$7,233,761	$7,414,553

Current portion, long-term debt	$443,328	$438,502
Other current liabilities	708,774	734,041
Total current liabilities	1,152,102	1,172,543

Long-term debt, net of current maturities	2,855,524	2,941,772
Other long-term liabilities	994,077	952,607
Stockholders' equity	2,232,058	2,347,631
Total liabilities and stockholders' equity	$7,233,761	$7,414,553

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service or under contract by aircraft type:

	March 31, 2023	December 31, 2022	March 31, 2022
E175 aircraft	236	236	215
CRJ900 aircraft	36	41	44
CRJ700 aircraft	103	104	114
CRJ200 aircraft	116	136	140
Total aircraft in service or under contract	491	517	513

As of March 31, 2023, SkyWest leased 35 CRJ700s and five CRJ900s to third parties and had three CRJ200s that are ready for service under SkyWest Charter operations (these aircraft are excluded from the table above).

Selected operational data:

	For the three months ended March 31,
Block hours by aircraft type:	2023	2022	% Change
E175s	160,751	146,177	10.0%
CRJ900s	20,713	25,855	(19.9)%
CRJ700s	52,028	67,878	(23.4)%
CRJ200s	42,749	71,083	(39.9)%
Total block hours	276,241	310,993	(11.2)%

Departures	160,623	176,211	(8.8)%
Passengers carried	8,575,870	8,787,367	(2.4)%
Adjusted flight completion	99.9%	98.9%	1.0	pts
Raw flight completion	97.5%	96.2%	1.3	pts
Passenger load factor	80.2%	77.6%	2.6	pts
Average trip length	472	515	(8.3)%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.

Supplemental Cash Flow Information

The Company receives certain fixed monthly cash payments under its capacity purchase agreements (“CPAs”) that are attributed to the Company’s overhead costs and certain fixed monthly cash payments associated with the Company’s aircraft ownership costs. Fixed payments allocated to the non-lease portion are recognized as revenue on a completed block hour basis over the applicable contract term. Fixed payments allocated to the lease portion are accounted for as lease revenue under the CPAs and are recognized on a straight-line basis over the applicable contract term. Fixed monthly cash payments received in excess of revenue recognized during the reporting period are recorded as deferred revenue and revenue recognized in excess of fixed monthly cash payments during the reporting period are recorded as unbilled revenue on the Company’s consolidated balance sheet. Recent amendments to certain CPAs modified the fixed rate structure and resulted in higher deferred revenue amounts in 2023 compared to 2022. The following supplemental cash flow schedule summarizes the total revenue recognized in excess of (or less than) the fixed monthly cash received during the indicated reporting periods and the cumulative difference as of March 31, 2023 and 2022 (dollars in thousands, unaudited).

	Three months ended
	March 31,
	2023	2022
Revenue recognized in excess of (less than) fixed cash payments received	$(63,195)	$11,137

	As of March 31, 2023	As of March 31, 2022
Cumulative revenue recognized less than fixed cash payments received	$(188,008)	$(84,354)